UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2018

Infrastructure and Energy Alternatives, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37796	47-4787177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6325 Digital Way Suite 460 Indianapolis, Indiana	46278
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 828-2580

None.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of From of Non-Qualified Option Award Agreement and Form of RSU Award Agreement

On September 14, 2018, the Compensation Committee of Infrastructure and Energy Alternatives, Inc. (the "Company") approved the form of Non-Qualified Option Award Agreement (“Option Award Agreement”) for non-qualified stock options (“Options” ) and form of Restricted Stock Unit (“RSU”) Award Agreement (“RSU Award Agreement”) to be used in making grants to certain officers, directors and employees under the Company’s 2018 Equity Incentive Plan (the “Equity Plan”).

The Option Award Agreement provides that the exercise price may be paid in cash or, if elected by the participant, cashless exercise or “net exercise”. Options and RSUs may not be assigned or transferred, subject to limited exceptions.

Unearned RSUs and the unexercised portion of the Options will expire on the tenth anniversary of the date of grant (“Option Period”), subject to certain exceptions. Each RSU will be settled within 15 days of vesting.

If the grantee’s employment is terminated for any reason, the unvested portion of the Option and all unvested RSUs will be cancelled immediately. In the event of any payment of a cash dividend on the shares of the Company’s common stock, the grantee of an RSU will be credited with an additional number of RSUs in respect of the dividend.

If the participant’s employment or service as a director is terminated (i) without cause or by the participant for any reason, vested Options will expire upon the earlier of the end of the Option Period or 30 days after termination, (ii) due to death or disability or the participant dies following a termination described in clause (i), vested Options will expire upon the earlier of the end of the Option Period or six months after the date of death or termination, or (iii) with Cause, Options will expire immediately.

The foregoing summaries of the Option Award Agreement and the RSU Award Agreement do not purport to be complete and are qualified in their entirety by reference to the Option Award Agreement and RSU Award Agreement, copies of which are filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively.

Grants Made to Certain Named Executive Officers

The Board of Directors approved grants of Options and RSUs to the named executive officers set forth below on terms consistent with the forms disclosed above. The Options and RSUs granted will vest (i) with respect to 50% of the common stock underlying the Options and 50% of the RSUs, in equal installments of one-fourth on each of the first four anniversaries of March, 26, 2018, the date of the completion of the Company’s business combination, (ii) with respect to 25% of the common stock underlying the Options and 25% of the RSUs, on the later of (a) March 26, 2019 and (b) the first day upon which the closing sale price of the Company’s common stock on the NASDAQ, or any other securities exchange or inter-dealer quotation service on which our common stock is listed or quoted (the “Reference Exchange”), has equaled or exceeded $12.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days in a consecutive 30 day trading period, and (iii) with respect to the remaining 25% of the common stock underlying the Options and 25% of the RSUs, on the later of (a) March 26, 2019 and (b) the first day upon which the closing sale price of the Company’s common stock on the Reference Exchange has equaled or exceeded $14.00 per share (as may be adjusted) for any 20 trading days in a consecutive 30 day trading period.

Name	RSUs Granted	Options Granted	Option Exercise Price
John Paul Roehm	96,521	184,049	$10.37
Andrew D. Layman	55,017	104,908	$10.37
Chris Hanson	34,069	64,964	$10.37

Each of the Option Award Agreement and the RSU Award Agreement incorporates by reference the terms of restrictive covenants applicable to Messrs. Roehm, Layman and Hanson as set forth in their respective employment agreements.

Designation of Principal Accounting Officer

On September 14, 2018, the Board of Directors, in connection with a review of officers designated as “executive officers” (as defined under Exchange Act Rule 3b-7), determined that Bharat Shah, the Company’s current Chief Accounting Officer, will also be designated as the Company’s Principal Accounting Officer. The Company had previously designated the Company’s Chief Financial Officer as the Principal Accounting Officer. Mr. Shah, age 61, was hired as Chief Accounting Officer in November of 2017. Mr. Shah is responsible for directing the Company's financial accounting and reporting activities. Prior to joining IEA, Mr. Shah served as TerraForm Power, Inc.'s Corporate Controller from April 2013 to October 2017. Mr. Shah previously held various executive positions at NRG Energy, Inc from October 2004 to March 2013 and managerial positions at Mastercard, Inc., Exelon Corp. and Deloitte & Touche from 1993 to 2004.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Infrastructure and Energy Alternatives, Inc. 2018 Equity Incentive Plan Form of Restricted Stock Unit Award Agreement.
10.2	Infrastructure and Energy Alternatives, Inc. 2018 Equity Incentive Plan Form of Nonqualified Option Award Agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 18, 2018

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

	By:	/s/ Andrew D. Layman
Name: Andrew D. Layman
Title: Chief Financial Officer